As filed with the Securities and Exchange Commission on June 22, 2000

                              Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        Computer Task Group, Incorporated
             (Exact name of registrant as specified in its charter)

          New York                                  16-0912632
(State or other jurisdiction of         (I.R.S.Employer Identification No.)
incorporation or organization)

                  800 Delaware Avenue, Buffalo, New York 14209
          (Address of Principal Executive Offices, Including Zip Code)

            Computer Task Group, Incorporated 2000 Equity Award Plan
                            (Full Title of the Plan)

                                                 Copy to:
Peter P. Radetich, Esq.                          Ward B. Hinkle, Esq.
Computer Task Group, Incorporated                Hodgson, Russ, Andrews, Woods
800 Delaware Avenue                                 & Goodyear LLP
Buffalo, New York  14209                         One M&T Plaza-Suite 2000
(716) 882-8000                                   Buffalo, New York  14203
(Name, address and telephone                     (716) 856-4000
number of agent for service)

                         Calculation of Registration Fee



                                             Proposed       Proposed
                                             Maximum        Maximum
                                             Offering       Aggregate
Title of Securities           Amount to be   Price          Offering       Amount of
to be Registered              Registered     Per Share      Price(1)       Registration Fee
---------------------------------------------------------------------------------------------
Common Stock, par value $.01  2,000,000      $6.00          $12,000,000    $3,168
---------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and based upon the average of the high and low prices for the shares on the New York Stock Exchange composite reporting system on June 20, 2000.

                                     PART II

               Information Required in the Registration Statement

ITEM 3.  Incorporation of Documents by Reference

     The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

     (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 as filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act");

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

     (c) The description of the Registrant's Common Stock contained in the Registrant's registration statement filed with the Commission under
          Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the respective dates of the filing of such documents.

ITEM 4.  Description of Securities

     Not Applicable.


ITEM 5.  Interests of Named Experts and Counsel

     Certain legal matters with respect to the Common Stock being offered hereby have been passed upon by Peter P. Radetich, Secretary and General Counsel to the Registrant. As of June 13, 2000 Mr. Radetich beneficially owned Common Stock of the Registrant in an amount equal to less than one percent of the issued and outstanding shares.

ITEM 6.  Indemnification of Directors and Officers

     Section 722(a) of the New York Business Corporation Law (the "BCL") generally provides that a corporation shall have the power to indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he or she was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in or, in the case of service for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful. In addition, Section 722(c) of the BCL provides that a corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper. Article V of the Registrant's By-laws requires the Registrant to indemnify its officers and directors to the fullest extent in accordance with and permitted by law for the defense of civil and criminal proceedings against them by reason of their service as officers or directors.

     Section 723 of the BCL provides that a person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in BCL section 722 shall be entitled to indemnification as authorized in such section. Except where a person has been successful in such matters, any indemnification under BCL Section 722 or otherwise permitted by law, unless ordered by a court, shall be made by a corporation, only if authorized in the specific case by the Board of Directors or shareholders pursuant to BCL Section 723. In no event may indemnification be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     The BCL also empowers the Registrant to purchase and maintain certain types of directors and officers liability insurance. The Registrant has purchased such insurance (effective through April 1, 2002) which, in general, provides for indemnification of officers and directors for any damages, costs or expenses up to $20,000,000, less a $250,000 deductible for the Registrant and a $5,000 deductible per director ($50,000 maximum), which they are legally required to pay, resulting from any error, misstatement, misleading statement, act, omission, neglect or breach of duty committed, attempted or allegedly committed or attempted by such officers or directors (subject to certain exceptions) solely by reason of their status as such. Such insurance does not cover fines or penalties imposed by law or losses which are not reimbursable by law. If available on terms and conditions deemed reasonable, the Registrant intends to purchase similar insurance in the future.

     Section 402(b) of the BCL generally provides that a corporation's certificate of incorporation may set forth a provision eliminating or limiting the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the BCL (generally prohibiting unlawful dividends or distributions, share repurchases, distributions after dissolution, or loans). The Registrant's Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for damages or any breach of duty in such capacity occurring after May 25, 1988, except as otherwise provided by law.

     The foregoing is only a summary of the described sections of the New York Business Corporation Law and is qualified in its entirety by reference to such sections.

ITEM 7.  Exemption from Registration Claimed

     Not applicable.


ITEM 8.  Exhibits

     4. Computer Task Group, Incorporated 2000 Equity Award Plan

     5. Opinion of Peter P. Radetich, Secretary and General Counsel for Registrant as to legality of securities being registered

     23.  (a) Consent of Peter P. Radetich, Secretary and General Counsel

          (b) Consent of Deloitte & Touche LLP

     24. Power of Attorney

ITEM 9.  Undertakings

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and
     (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulations S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  [Remainder of Page Intentionally Left Blank]

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on June 13, 2000.

                                       COMPUTER TASK GROUP, INCORPORATED

                                       BY:  /s/ Gale S. Fitzgerald
                                            ------------------------------------
                                            Gale S. Fitzgerald
                                            Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints JAMES R. BOLDT and PETER P. RADETICH, and each of them severally, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or each of them or their or his or her substitutes may lawfully do or cause to be done by virtue thereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                         Date


(a) Principal Executive Officer

                                     Chairman, Chief Executive
    /s/ Gale S. Fitzgerald           Officer and Director          June 13, 2000
    Gale S. Fitzgerald


(b) Principal Financial and Accounting Officer

                                     Vice President and
    /s/ James R. Boldt               Chief Financial Officer       June 13, 2000
    James R. Boldt


(c)  Directors                                                     Date

    /s/ Gale S. Fitzgerald                                         June 13, 2000



    /s/ Randolph A. Marks
    Randolph A. Marks                                              May 31, 2000


    /s/ R. Keith Elliott
    R. Keith Elliott                                               June 13, 2000


     /s/ Richard L. Crandall
     Richard L. Crandall                                           June 13, 2000


    /s/ George B. Beitzel
    George B. Beitzel                                              May 31, 2000


    /s/ Barbara Z. Shattuck
    Barbara Z. Shattuck                                            June 13, 2000

                                  EXHIBIT INDEX

                                                                         Page or
Exhibit No.   Description                                              Reference


4             Copy of Computer Task Group,
              Incorporated 2000 Equity Award   Plan                        (1)


5             Opinion of Peter P. Radetich,
              Secretary and General Counsel to Registrant as to
              legality of securities being registered                    Page 9

23 (a)        Consent of Peter P. Radetich,
              Secretary and General Counsel (included in Exhibit No. 5)  Page 9

23 (b)        Consent of Deloitte & Touche LLP                           Page 10

24 Power of Attorney (included on page 6 of this registration statement)

(1) Filed as Appendix A to the Registrant's definitive Proxy Statement dated March 29, 2000 in connection with the Registrant's annual meeting of shareholders held on April 26, 2000 and incorporated herein by reference.

Exhibit 5
Exhibit 23(a)


                                                                   June 13, 2000


Computer Task Group, Incorporated
800 Delaware Avenue
Buffalo, New York   14209

Dear Sirs:

     You have requested an opinion of counsel in connection with the Registration Statement on Form S-8 (the "Registration Statement") of Computer Task Group, Incorporated (the "Company") to be filed on or about June 14, 2000 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") with respect to 2,000,000 shares (the "Shares") of the Company's common stock, $.01 par value, to be issued under the Computer Task Group, Incorporated 2000 Equity Award Plan (the "Plan").

     In connection with the opinions set forth in this letter, I have (1) examined and relied upon originals or copies, certified or otherwise indentified to my satisfaction, of documents, corporate records and other instruments, (2) made such inquiries as to questions of fact of officers and representatives of the Company and the proceedings relating to and actions taken by the Company in connection with the adoption or amendment of the Plan, and (3) made such examination of law, as I have deemed necessary or appropriate for the purpose of giving the opinions expressed herein. I do not express any opinion concerning any law other than the law of the State of New York and the federal law of the United States of America.

     Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the terms of the Plan, will be legally issued, fully paid, and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Very truly yours,



                                                          /s/ Peter P. Radetich
                                                              Peter P. Radetich
                                                              General Counsel

Exhibit 23(b)


                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Computer Task Group, Incorporated on Form S-8 of our reports dated February 4, 2000, appearing in and incorporated by reference in the Annual Report on Form 10-K of Computer Task Group, Inc. for the year ended December 31, 1999.

DELOITTE & TOUCHE LLP

Buffalo, N.Y.
June 13, 2000